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                                   Exhibit 21.1

                                   Subsidiaries



    1. Family Safety Products, Inc., a Georgia corporation.

    2. American Consumer Products, Inc., a Delaware corporation.

    3. Alabaster Industries, Inc., an Delaware corporation.

    4. Intelock Technologies, Inc., a California corporation.

    5. Promotional Marketing, Inc., a Delaware corporation.